EXHIBIT 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 21, 2015

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Ladies and Gentlemen:

We hereby consent to the use of the name and references to DeGolyer and MacNaughton under the heading “Independent Petroleum Engineers” and to the incorporation by reference of our third-party letter report dated March 6, 2015, containing our opinion on the proved, probable, and possible reserves attributable to certain properties owned by TransAtlantic Petroleum Ltd. (TransAtlantic) as of December 31, 2014, in the Registration Statement Form S-3 of TransAtlantic to be filed with the United States Securities and Exchange Commission on or about May 21, 2015.

Submitted,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716